Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-221861) pertaining to the Delphi Technologies PLC Long-Term Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-231184) pertaining to the Nonqualified Stock Option Inducement Agreement of Delphi Technologies PLC;

of our reports dated February 13, 2020, with respect to the consolidated financial statements of Delphi Technologies PLC and the effectiveness of internal control over financial reporting of Delphi Technologies PLC included in this Annual Report (Form 10-K) of Delphi Technologies PLC for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Detroit, Michigan
February 13, 2020